Exhibit 99.8
October 18, 2009
H.I.G. Bayside Debt & LBO Fund II, L.P.
1001 Brickell Bay Drive, 32nd Floor
Miami, FL 33131
Attn: Craig Kahler
     Re:   Commitment Letter
Ladies and Gentlemen:
     H.I.G. Bayside Debt & LBO Fund II, L.P. (the “Sponsor”) has requested a term loan in the principal amount of $95,000,000 (the “Term Loan”), and a revolving credit facility in the principal amount of $15,000,000 (the “Revolver” and, together with the Term Loan, the “Facilities”), in each case as described in the Confidential Summary of Terms (the “Summary of Terms”) attached hereto and made a part hereof, to finance, among other things, the merger of a newly formed corporation (“MergerCo”), to be one hundred percent (100%) owned by a newly formed holding company controlled, directly or indirectly, by the Sponsor (“Parent”), with and into Allion Healthcare, Inc., a Delaware corporation (the “Target”) with the Target as the surviving corporation (the “Acquisition Transaction”). MergerCo shall be the borrower under the Credit Facilities Documentation (as such term is defined in the Summary of Terms) immediately prior to the Acquisition Transaction and, immediately following the Acquisition Transaction, Target shall be the borrower under the Credit Facilities Documentation. The proceeds of the Facilities shall also be used by the Target and the Subsidiaries of the Target for general corporate purposes, including, without limitation, to fund certain fees and expenses associated with the negotiation, documentation and closing of the Facilities and the Acquisition Transaction, to refinance existing indebtedness of the Target, to finance working capital needs and to finance permitted acquisitions.
The Facilities
     Fifth Third Bank, an Ohio banking corporation (in its individual capacity, “Fifth Third”), is pleased to confirm its agreement (i) to act as arranger (in such capacity, “Arranger”) and administrative agent (in such capacity, the “Administrative Agent”) for the Facilities, (ii) to commit to provide a portion of the Facilities in an aggregate amount of $30,000,000 (the “Fifth Third Commitment”) (to be allocated pro rata between the Revolver and the Term Loan), and (iii) to use its best efforts to arrange additional lenders to provide financing commitments in the aggregate amount of $80,000,000 to complete the Facilities, all on the terms and conditions set forth in this letter agreement (the “Commitment Letter”) and the Summary of Terms (Fifth Third and the other lenders providing such additional financing commitments are collectively referred to in this Commitment Letter as the “Lenders”). The Arranger intends to commence syndication efforts promptly after your execution and delivery of this Commitment Letter. If Arranger receives financing commitments from Lenders other than Fifth Third in excess of $80,000,000 and such other Lenders fund such commitments on the closing date, then the Administrative Agent reserves the right to reduce the Fifth Third Commitment on the closing date by an amount not to exceed such excess; provided, that, Fifth Third shall in no event reduce the Fifth Third Commitment at the closing of the Facilities to an amount less than $25,000,000.
     The Arranger will act as Sole Lead Arranger and Sole Book Runner for the Facilities. No other agents, co agents or arrangers will be appointed, no other titles will be rewarded and no compensation (other than that expressly contemplated by the Summary of Terms and the fee letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)), will be paid in connection with the Facilities unless the Sponsor and the Arranger agree. The Arranger will, in consultation with the Sponsor, manage all aspects of the arrangement and syndication, including, without limitation, deciding which financial institutions will be approached, when they will join in the syndication, and how the financing commitments will be allocated among the Lenders; provided, that, solely with respect to the financial institutions that join the syndication on or prior to the closing date of the Facilities, such financial institutions shall be reasonably acceptable to the Sponsor and shall exclude, in any event, (a) those financial institutions, including in each case any of their respective affiliates, separately identified for purposes of this clause (a) to Administrative Agent in writing by Sponsor prior to the date hereof and (b) any entity whose primary business competes directly with the Target and its Subsidiaries (a “Competitor”) or, with respect to any Competitor, any other entity which directly or indirectly, is in control of, is controlled by, or is under common control with, such Competitor).
     The Sponsor agrees to use commercially reasonable efforts to assist the Arranger in forming the syndicate of Lenders and to provide the Arranger, the Administrative Agent and other potential syndicate members, upon reasonable request, with all material information necessary to successfully complete the syndication. The Sponsor agrees to make its appropriate officers and representatives (and to use commercially reasonable efforts to make the chief executive officer or chief financial officer of the Target and its subsidiaries) available to participate in informational meetings (which, if agreed to by the Administrative Agent, may be held by telephone or video-conference) with potential syndicate members at such times and places as mutually agreed to by the Administrative Agent, the Arranger and the Sponsor. The Arranger and the Administrative Agent (acting in such capacities) will not have any responsibility other than to arrange the syndication described in this Commitment Letter and will not be subject to any fiduciary or other implied duties.
Information
     The Sponsor agrees that it is a condition precedent to the funding of the Facilities on the Closing Date that (a) all material written information provided by it, other than Projections (and other forward looking information concerning the Target and its Subsidiaries), is and will be, when taken as a whole, complete and correct in all material respects and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made, and (b) all financial projections concerning the Target and its subsidiaries that have been or are hereafter made available to the Arranger, the Administrative Agent or the other Lenders by the Target and/or the Sponsor or any of their respective representatives (the “Projections”) have been or will be prepared in good faith based on assumptions that are believed by Sponsor or Target to be reasonable at the time such projections were prepared; provided further that each of Arranger and

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the Administrative Agent acknowledges that (i) any such projections are subject to significant uncertainties and contingencies which are beyond Sponsor’s or the Target’s control, (ii) no assurance is given by Sponsor or the Target that the results forecast in any such projections will be realized, and (iii) the actual results may differ from such projections and such differences may be material. In issuing this Commitment Letter and in arranging and syndicating the Facilities, the Arranger and the Administrative Agent are and will be using and relying on such information and the Projections without independent verification thereof.
     The Sponsor and its affiliates shall not attempt (and shall use commercially reasonable efforts to cause the Target and its Subsidiaries not to attempt) to obtain, place, arrange or renew any other sort of debt financing (other than the Required Mezzanine Debt, as defined in the Summary of Terms) in connection with the financing of the Acquisition Transaction while the Arranger and the Administrative Agent are in the process of working on syndicating and closing the Facilities.
Indemnification and Expense Reimbursement
     The Sponsor agrees to reimburse the Arranger and the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in conjunction with the negotiation, preparation, execution and delivery of the Credit Facilities Documentation, the syndication of the Facilities and the performance of their due diligence in connection with the Facilities, whether or not the Facilities are closed, including, without limitation, the reasonable and documented legal fees of Katten Muchin Rosenman LLP and, solely to the extent consented to by the Sponsor (which such consent shall not be unreasonably conditioned, withheld or delayed), each additional counsel in each relevant jurisdiction, if any ( “Additional Counsel”), that Fifth Third deems necessary to the negotiation, preparation, execution and delivery of the Credit Facilities Documentation, the syndication of the Facilities and the performance of their due diligence in connection with the Facilities.
     Without duplication of the reimbursement obligation set forth in the paragraph above, and whether or not the Facilities are closed, the Sponsor agrees to indemnify and hold harmless the Arranger, the Administrative Agent, the Lenders, their affiliates and their respective officers, employees, agents and directors (each an “Indemnified Party”) against any and all actual out of pocket losses, claims, damages, costs, expenses or liabilities of every kind whenever arising (collectively, the “Indemnified Obligations”) to which an Indemnified Party may become subject at any time, that arise out of, in any way relate to, or result from a claim in respect of the financings contemplated by this Commitment Letter or the transactions that are the subject of, or related to, this Commitment Letter, including, without limitation, reasonable out-of-pocket expenses incurred in connection with investigating or defending against any liability or action (whether or not such Indemnified Party is a party to such action or other proceedings), except that the Sponsor shall not be liable for any Indemnified Obligations of any Indemnified Party to the extent any such loss, claim, damage, cost, expense or liability (a) has arisen in connection with a dispute solely among the Indemnified Parties unrelated to any dispute involving the Target or the Sponsor or (b) is found in a final judgment by a court of competent jurisdiction to have arisen from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its affiliates or their respective officers, employees, agents or directors seeking such indemnity, or (ii) a material breach of such Indemnified Party’s obligations under this

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Commitment Letter (except to the extent such breach of such Indemnified Party’s obligations is a direct result of Sponsor’s failure to comply with the terms of this Commitment Letter and the Fee Letter or Sponsor’s failure to agree to reimburse Fifth Third for the reasonable and documented legal fees of Additional Counsel that Fifth Third deems necessary to close on the Facilities). Notwithstanding the foregoing, neither you nor any Indemnified Party shall be liable for any indirect, special consequential or punitive damages in connection with its activities relating to the Facilities.
     The obligations of the Arranger, the Administrative Agent and the other Lenders under this Commitment Letter are solely for the benefit of the Sponsor and MergerCo and may not be relied upon by any other person.
Conditions
     Notwithstanding anything in this Commitment Letter, the Summary of Terms, the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition Transaction to the contrary, the conditions precedent to the Fifth Third Commitment shall be limited to the satisfaction or written waiver by the Administrative Agent and the Lenders of the conditions precedent set forth in (x) the first paragraph of the “Information” section contained herein and (y) the “Conditions Precedent” section of the Summary of Terms.
     Notwithstanding anything in this Commitment Letter, the Summary of Terms, the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition Transaction to the contrary, (a) the only representations the making of which shall be a condition to the availability of the Facilities on the closing date shall be (i) such of the representations and warranties made by the Target in the Agreement and Plan of Merger dated as of the date hereof by and among Parent, MergerCo, and the Target (the “Merger Agreement”), but only if you, Parent or MergerCo have a right not to consummate the transactions contemplated by the Merger Agreement or to terminate your or its obligations under the Merger Agreement as a result of a breach of such representations and warranties, and (ii) the Specified Representations (defined below), and (b) the terms of the Facilities contain no condition precedent to the funding of the Facilities on the closing date other than those set forth above in this paragraph or in the Closing Conditions section of the Summary of Terms, the satisfaction of which shall obligate the Lenders to provide the Facilities on the terms set forth in this commitment letter and the Summary of Terms (it being understood that, to the extent documentation and instruments required for perfection over any collateral is not provided on the closing date after use of commercially reasonable efforts to do so (other than (x) the delivery of Uniform Commercial Code financing statements, (y) the delivery (but not filing of) intellectual property security agreements for intellectual property that is registered as of the closing date, and (z) the delivery of stock certificates), the providing of such documents and instruments shall not constitute a condition precedent to the availability of the Facilities on the closing date but shall be required to be provided after the closing date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Facilities Documentation relating to organization, existence, power and authority, due authorization, execution, delivery, enforceability and non-contravention of the Credit Facilities Documentation with the Borrower’s

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or the Guarantors’ governing documents, applicable law, or any order, judgment, or decree of any court or other governmental authority binding on the Borrower, any other Guarantor or their respective subsidiaries, receipt of governmental approvals in connection with the Facilities, use of proceeds, solvency, Federal Reserve Bank margin regulations, the Investment Company Act and, subject to the clause (b) above, the perfection of the security interests granted in the collateral as of the closing date.
Confidentiality
     This Commitment Letter, the Summary of Terms and the Fee Letter and the contents hereof and thereof are confidential and, except for disclosure on a confidential basis to the Target, prospective lenders (the “Mezzanine Lenders”) in respect of the Required Mezzanine Debt (as defined in the Summary of Terms), and Sponsor’s, the Target’s and the Mezzanine Lenders’ officers and directors, accountants, attorneys and other professional advisors (other than commercial lenders which are not Mezzanine Lenders) retained by the Sponsor and/or the Target in connection with the Facilities or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without the Arranger’s or the Administrative Agent’s prior written consent. The foregoing notwithstanding, you and the Target may, following your acceptance of this Commitment Letter in accordance herewith and your return of an executed counterpart of this Commitment Letter to us, file or make such other public disclosures of the terms and conditions hereof (including the Summary of Terms) to the extent you or the Target are required by law, in the opinion of your counsel or the Target’s counsel, to make.
     The Administrative Agent agrees to keep confidential, and not to publish, disclose or otherwise divulge, information obtained from or on behalf of you or the Target in the course of the transactions contemplated hereby, except that the Administrative Agent and each prospective Lender shall be permitted to disclose such confidential information (a) to their respective directors, officers, agents, employees, attorneys, accountants and advisors, and to their respective affiliates who are directly involved in the consideration of the transactions contemplated hereby and are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential and need-to-know basis; (b) on a confidential basis to any bona fide prospective Lender that agrees to keep such information confidential in accordance with the provisions of this paragraph; (c) as required by applicable law, regulation or compulsory legal or administrative process (in which case we agree to inform you promptly thereof to the extent lawfully permitted to do so); (d) to the extent requested by any bank regulatory authority (in which case we agree to inform you promptly thereof to the extent lawfully permitted to do so); (e) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter or other arrangement subject to confidentiality restrictions or (ii) becomes available to the Administrative Agent or prospective Lenders on a non-confidential basis from a source other than you or on your behalf; (f) to the extent you shall have consented to such disclosure in writing; (g) in protecting and enforcing the Administrative Agent’s or prospective Lenders’ rights with respect to this Commitment Letter; (h) to rating agencies on a confidential basis; or (i) for purposes of establishing a “due diligence” defense; provided that, no such disclosure shall be made by the Administrative Agent or any prospective Lender to (x) any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (a “Private Equity Affiliate”) or (y) any members of the deal team (other than an “above the wall” individuals) or professionals from the Administrative Agent or any prospective

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Lender or its respective affiliates that are providing advisory services to the Target and its shareholders in connection with the sale of the Target (a “Sell Side Person” and together with the Private Equity Affiliates, the “Excluded Parties”); and provided, further, that the Administrative Agent may make such disclosures to its Excluded Parties to the extent (i) that you have consented to such disclosure; (ii) required by applicable law, regulation or compulsory legal or administrative process (in which case we agree to inform you promptly thereof to the extent lawfully permitted to do so); (iii) requested by any bank regulatory authority (in which case we agree to inform you promptly thereof to the extent lawfully permitted to do so); (iv) such disclosure would be otherwise permitted to be made pursuant to this paragraph; or (v) the information was made generally available by such Sell Side Person on behalf of the seller to bidders and their financing source in connection with the sale of the Target. The restrictions set forth in clause (y) above shall cease to apply upon the execution of the respective merger agreement.
Miscellaneous
     The Administrative Agent hereby notifies the Sponsor that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), the Administrative Agent is required to obtain, verify and record information that identifies the Sponsor and the Target, which information includes the Sponsor’s and Target’s name and address and other information that will allow the Administrative Agent to identify the Sponsor and the Target in accordance with the Act.
     The Sponsor acknowledges that the Fee Letter, this Commitment Letter, the Summary of Terms and that certain Expense Reimbursement Letter date as of October 6, 2009 (the “Expense Reimbursement Letter”) among the Arranger, the Administrative Agent and the Sponsor with respect to the Facilities set forth the entire understanding of the parties with respect to the Facilities as of the date hereof. Only a writing signed by the Arranger, the Administrative Agent and the Sponsor may amend the Fee Letter, this Commitment Letter, the Summary of Terms and the Expense Reimbursement Letter. The Fee Letter, this Commitment Letter, the Summary of Terms and the Expense Reimbursement Letter shall be governed by the laws of the State of New York, without regard to the conflict of laws principles thereof. Each of the undersigned hereby consent and agree that the state or federal courts located in New York County, State of New York shall have exclusive jurisdiction to hear and determine any claims pertaining to this Commitment Letter, the Summary of Terms, the Fee Letter or the Expense Reimbursement Letter or any transaction relating hereto, any other financing related thereto, and any investigation, litigation or proceeding related to or arising out of any such matters, provided that the parties acknowledge that any appeals from those courts may, to the extent required by law, have to be by a court located outside of such jurisdiction. Each of the undersigned hereby expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which any of them may have based on lack of personal jurisdiction, improper venue or inconvenient forum. The Arranger, the Administrative Agent and the Sponsor hereby irrevocably waive any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Summary of Terms, the Fee Letter, the Expense Reimbursement Letter, the transactions contemplated hereby and thereby and the actions of the Arranger and the Administrative Agent in the negotiation, performance or enforcement hereof.

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     The Fifth Third Commitment and the obligations of the Arranger hereunder shall terminate, and none of the Administrative Agent, the Arranger or any other Lender shall have any obligation to extend any portion of the Facilities if (1) the Arranger and the Administrative Agent have not received the accepted copy of this Commitment Letter and the Fee Letter on or before 5:00 p.m. (New York time) on October 19, 2009 (this Commitment Letter shall be deemed to have been rejected in the event that the Sponsor purports to accept it subject to any change in its terms, the terms in the Fee Letter or those terms set forth in the Summary of Terms); or (2) the Facilities do not close by 5:00 p.m., Central time on February 18, 2010 (the “Termination Date”), provided, however, that the Termination Date shall be extended to April 1, 2010 solely in the event that, prior to February 18, 2010, each of the following shall have occurred: (i) it shall have been determined by the Sponsor, Target or the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that the Acquisition Transaction is subject to Rule 13e-3 under the Exchange Act; (ii) a Schedule 13e-3 shall have been filed with the SEC in connection with the Acquisition Transaction; (iii) the SEC shall have notified MergerCo and/or the Target that the SEC has elected to review the Proxy Statement (as defined in the Merger Agreement); and (iv) the Sponsor shall have provided evidence reasonably satisfactory to the Administrative Agent of the satisfaction of the foregoing clauses (i), (ii) and (iii).
     Upon execution and delivery of the Credit Facilities Documentation, closing of the transactions contemplated thereby and funding of the Facilities, the obligations of Sponsor (other than with respect to the confidentiality requirement set forth in the section titled “Confidentiality”) under this Commitment Letter shall automatically terminate.
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signature page follows]

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     This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed signature page to this Commitment Letter by facsimile, email or similar electronic transmission shall be as effective as delivery of a manually executed counterpart hereof and shall be fully admissible in any enforcement proceedings regarding this letter agreement.

Sincerely, FIFTH THIRD BANK, an Ohio banking corporation
By:	/s/ Jeffrey A. Thieman
	Name:	Jeffrey A. Thieman
	Title:	Vice President

ACCEPTED AND AGREED TO:
H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.
H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.
By: H.I.G. Bayside Advisors II, LLC
Its: General Partner
By: H.I.G.-GPII, Inc.
Its: Manager

By:	/s/ Richard H. Siegel
	Name:	Richard H. Siegel
Its: Vice President and General Counsel

Confidential Summary of Terms
October 18, 2009
This Confidential Summary of Terms outlines the principal terms of the senior secured revolving credit and term loan facilities referred to in the commitment letter dated October 18, 2009 (the “Commitment Letter”), delivered to Sponsor (as defined herein) by Fifth Third Bank (in its individual capacity, “Fifth Third”) and is part of and subject to the Commitment Letter.

Borrower:	A newly formed corporation (“MergerCo”) to be controlled, directly or indirectly, by H.I.G. Bayside Debt & LBO Fund II, L.P. (the “Sponsor”), and Allion Healthcare, Inc., a Delaware corporation (the “Target”), immediately following the receipt of the file stamped certificate of merger evidencing the effectiveness of the merger of the Target with and into MergerCo (such merger transaction is referred to herein as the “Acquisition Transaction”).

Guarantors:	Each of the Borrower’s existing and future subsidiaries, and the Borrower’s direct parent corporation (the “Parent”, and together with such subsidiaries, (the “Guarantors”). Parent will be a newly formed corporation controlled, directly or indirectly, by the Sponsor or its Controlled Investment Affiliates (or any of them or any combination thereof). The Parent will be a single purpose entity and conduct no business other than ownership of the equity interests in the Borrower and activities ancillary or related thereto, and incur no indebtedness except as permitted by the Credit Facilities Documentation (as defined herein).

Type and Amount of Facilities:	A.	a $15,000,000 revolving credit facility, with a sublimit of (x) $5,000,000 for standby letters of credit and (y) $2,000,000 for swing line loans (the “Revolver”).

	B.	a $95,000,000 term loan (the “Term Loan”) fully funded on the closing date.

The Revolver (including the letter of credit and swingline sublimits) and the Term Loan together are referred to as the “Facilities”.

Administrative Agent:	Fifth Third (in such capacity, the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunner:	Fifth Third (in such capacity, the “Arranger”).

Lenders:	A syndicate of banks, financial institutions and other entities (“Lenders”) arranged by the Arranger and reasonably acceptable to the Sponsor (on the terms set forth in the Commitment Letter).

Letters of Credit:	$5,000,000 of the Revolver shall be available for the issuance of letters of credit (the “Letters of Credit”) by Fifth Third (Fifth Third, acting in its capacity as the issuer of the Letters of Credit, the “LC Issuer”). No Letter of Credit shall expire later than the earlier of one (1) year from the date of issuance or thirty (30) days prior to the Facilities Termination Date. Outstanding Letters of Credit will reduce availability under the Revolver on a dollar-for-dollar basis with the credit risk on the Letters of Credit allocated ratably among the Revolver Lenders.

Swing Line Facility:	$2,000,000 of the Revolver shall be available for swing line loans from Fifth Third (Fifth Third, acting in its capacity as the Lender of swing line loans, the “Swing Loan Lender”). Outstanding swing line loans will reduce availability under the Revolver on a dollar-for-dollar basis, with the credit risk on swing line loans allocated ratably among the Revolver Lenders. No swing line loan will be outstanding longer than five (5) days. At the option of the Borrower, outstanding swing line loans will bear interest prior to maturity at (a) the rate offered by the Administrative Agent at its discretion or (b) the rate applicable to loans under the Revolver that bear interest with reference to the Base Rate.

Purpose:	Proceeds under the Term Loan borrowed on the closing date will be used (a) first, to refinance existing indebtedness of the Target, (b) second, to fund certain fees and expenses associated with the closing of the Facilities and the Acquisition Transaction, and (c) third, to finance the Acquisition Transaction. Proceeds of the Facilities will also be used by the Target to finance general working capital and for general corporate purposes, including, without limitation, the financing of permitted acquisitions. No loans shall be made or Letters of Credit issued under the Revolver at closing. In the event any dissenting shareholders are awarded a per share sale price in excess of the per share sale price paid at closing (such excess, the “Excess Purchase Price”), the Borrower must have minimum availability of not less than $5,000,000 immediately before and after giving effect to any borrowing of the Revolver to pay such Excess Purchase Price.

Facilities Termination Date:	Five (5) years from closing (the “Facilities Termination Date”).

Amortization Of Term Loan:	The Term Loan will amortize quarterly in accordance with the following amortization schedule:

Loan Year One 10.0% Loan Year Two 12.5% Loan Year Three 15.0% Loan Year Four 17.5% Loan Year Five 45.0%

Payments during each Loan Year (other than Loan Year 5) shall be equal and shall be due on the last day of each consecutive calendar quarter commencing with the last day of the first full fiscal quarter to occur after closing. In Loan Year 5 payments shall consist of three quarterly payments of 5% and a fourth and final payment on the Facility Termination Date of the entire remaining unpaid balance then outstanding.

Security:	The Facilities, together with any interest rate, foreign currency and commodity hedging provided by, and ACH, funds transfer and deposit account liability owed to, any Lender or its affiliates, will be secured by a first priority, valid and perfected security interest in and lien upon substantially all of the tangible and intangible existing and after-acquired property (other than leased real property) and assets of the Borrower and each of the Guarantors, including, but not limited to, all accounts receivable, inventory, equipment, fee owned real estate and the outstanding equity interests in the Borrower and each Guarantor (other than equity interests in the Parent) (collectively, the “Collateral”).

The Administrative Agent’s liens and security interests shall be evidenced by documentation customary for transactions of this type and otherwise reasonably satisfactory to the Administrative Agent and Borrower, including, without limitation, to the extent Borrower is able to obtain using commercially reasonable efforts, landlord waivers from landlords of leased real property and bailee waivers, and in the case of fee owned real estate collateral, if any, title insurance policies (supported by surveys) in amount, form and from an issuer reasonably satisfactory to the Administrative Agent, provided, that, with respect to each parcel of leased real property for which Borrower has failed to deliver a landlord waiver, in form and substance reasonably acceptable to the Agent, within forty five (45) days following the closing date, the Agent shall have the right (acting in its sole discretion) to establish a three month rent reserve against the Revolver with respect to each such property.

Availability:	Availability under the Revolver would be subject to delivery of required borrowing requests and there being no default or event of default under the Credit Facilities Documentation and truth and correctness of all representations and warranties (in all material respects, without duplication of any materiality qualifiers contained in the Credit Facility Documentation), in each case as of the date of funding both before and immediately after giving effect to such funding.

Interest Rates:	At the Borrower’s option, each loan will bear interest at either (a) the Base Rate plus the Applicable Margin or (b) the reserve adjusted LIBOR Rate plus the Applicable Margin. The Base Rate will be the greatest of (i) the prime rate announced by Fifth Third from time to time, (ii) the Fed Funds rate plus one-half of one percent (0.50%), and (iii) for any day, the reserve adjusted LIBOR rate for a one month interest period on such day, calculated on an actual day/365 day year basis and payable quarterly in arrears on the first day of each quarter. The reserve adjusted LIBOR Rate will have the meaning, and will be calculated in a manner, customary and appropriate for financings of this type and will be subject at all times to a floor of two percent (2.00%) per annum. The reserve adjusted LIBOR Rate plus the LIBOR Applicable Margin will be fixed for interest periods of one (1) month, three (3) months or, solely to the extent available to each relevant Lender, six (6) months, (as selected by the Borrower) calculated on an actual day/360 day year basis and payable on the last day of the applicable interest period (or, with respect to LIBOR Rate loans having interest periods of six (6) months, the last day of each three (3) month interval). At the election of the Administrative Agent or the Required Lenders, no LIBOR Rate loans will be available when a default shall have occurred and be continuing.

Applicable Margins:	The Applicable Margin for Base Rate loans shall be five percent (5.00%). The Applicable Margin for LIBOR Rate loans shall be six percent (6.00%). At the election of the Administrative Agent or the Required Lenders upon the occurrence and during the continuation of specified events of default, the Applicable Margins on all loans will increase by two percent (2.00%).

Commitment Fee:	A commitment fee in an amount equal to one-half of one percent (0.50%) per annum on the average daily unused amount of the Revolver (reduced by (i) the aggregate amount of Revolver attributable to the non-funding lenders (to be defined in the Credit Facilities Documentation), and (ii) the aggregate face amount of outstanding Letters of Credit but not reduced by the aggregate outstanding principal balance of any swing line loans), such fee to be payable to the Revolver Lenders (other than non-funding lenders) quarterly in arrears on the first day of each calendar quarter.

Letter of Credit Fees:	A fronting fee of one-quarter of one percent (0.25%) of the face amount of each letter of credit issued shall be payable to the LC Issuer. A per annum participation fee equal to the Applicable Margin then in effect for LIBOR loans under the Revolver on the undrawn face amount of each letter of credit is payable to the Revolver Lenders monthly in arrears on the first day of each calendar month. The Borrower shall also pay the LC Issuer’s standard letter of credit documentary and processing charges.

Voluntary Prepayments:	The Borrower may voluntarily prepay any loans outstanding under the Facilities, in each case subject to concurrent payments of any customary applicable LIBOR breakage costs. All of such voluntary prepayments shall be applied in the manner set forth below with respect to Mandatory Prepayments.

Mandatory Prepayments:	In addition to the regularly scheduled payments of principal thereon, the Borrower will be required to make the following prepayments of the loans:

(a) promptly upon receipt thereof, in an amount equal to 100% of the net cash proceeds of (i) each equity issuance by Parent (other than equity issuances to (a) Sponsor, any Controlled Investment Affiliate of Sponsor or any other shareholder of Parent prior to such equity issuance, (b) management and other employees of the Borrower or a Guarantor under any employee stock option or stock purchase plan or agreement or other employee benefits plan or agreement in existence from time to time, or (c) the proceeds of which are used by the Borrower to finance a permitted acquisition, (ii) indebtedness for borrowed money incurred by the Borrower or any Guarantor (other than indebtedness permitted to be incurred under the Credit Facilities Documentation), and (iii) each sale or other disposition of any property or assets of the Borrower or any Guarantor outside the normal course, including, without limitation, proceeds received as a result of a casualty or condemnation event, in each case (x) subject to customary carve-outs, baskets and other exceptions to be agreed upon by the Borrower and the Administrative Agent and (y) net of amounts reinvested in replacement assets within 180 days (or, within 270 days in the event Borrower has entered into a binding agreement for reinvestment within 180 days). “Controlled Investment Affiliate” means, with respect to the Sponsor, any fund or investment vehicle that (i) is organized by Sponsor for the purpose of making equity or debt investments in one or more companies and (ii) is controlled by Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

(b) on or prior to the date that is ninety (90) days after closing (the “Testing Date”), a prepayment (the “Sponsor Escrow Prepayment”) in an amount equal to the lesser of (i) the Sponsor Escrow Proceeds (as defined herein) and (ii) 2.5x the Target Savings Amount Shortfall (as defined herein below), if any (which such amount shall not be less than zero). The “Target Savings Amount Shortfall” shall mean an amount equal to $2,600,000 minus the projected annualized savings during the one year period commencing on the closing date by the Borrower and its subsidiaries resulting from the renegotiation, execution and delivery and continued effectiveness of agreements entered into between Borrower and Borrower’s suppliers prior to the Testing Date (such amount to be determined and confirmed in writing to the Administrative Agent and the Lenders by Ernst & Young or another independent third party accounting firm selected by the Borrower and reasonably acceptable to the Administrative Agent). The Sponsor Escrow Prepayment shall be made on the date required pursuant to the terms hereof by the application by the Administrative Agent on such date of Sponsor Escrow Proceeds (as such term is defined below). In the event the Target Savings Amount Shortfall is less than the Sponsor Escrow Proceeds (such excess amount, the “Excess Escrow Proceeds”), then upon the making of the required Sponsor Escrow Prepayment in accordance with the forgoing, if any, the Administrative Agent shall promptly refund the Excess Escrow Proceeds to the Sponsor,

(c) within one hundred twenty (120) days of the end of each fiscal year (commencing with the fiscal year ending December 31, 2010) of the Parent, in an amount equal to (x) seventy five percent (75%) of “Excess Cash Flow” (to be defined in the Credit Facilities Documentation) less (y) voluntary prepayments of the Term Loan and, to the extent accompanied by a permanent reduction in revolving loan commitments, voluntary prepayments of revolving loans, which percentage amount set forth in clause (x) above will be reduced to fifty percent (50%) for the relevant fiscal year in the event (i) the Total Leverage Ratio (as such term is defined below) as of the last day of the most recent two (2) fiscal quarters of any fiscal year is less than 2.5x and (ii) no to be specified events of default are then in existence (or have been in existence during the most recent two (2) fiscal quarters of such fiscal year).

All mandatory prepayments shall be applied first to the Term Loan until paid in full (such payments being applied pro rata to the scheduled installments of principal under the Term Loan) and then to the Revolver, without a concurrent permanent reduction of the amount thereof.

Conditions Precedent:	Shall be the following:

(a) Reasonably satisfactory completion in all material respects of background checks of such persons agreed to by Fifth Third and Sponsor prior to the date hereof to be performed by Strategic Insight Group.

(b) Receipt of unaudited quarterly financial statements of the Target and its consolidated subsidiaries (including an income statement, a balance sheet, and a cash flow statement) for the most recent quarter ending immediately prior to closing (provided that at least 45 days have passed since the end of such quarter), and a closing balance sheet adjusted to give effect to the consummation of the Acquisition Transaction.

(c) Receipt of customary evidence of corporate authority with respect to each of Borrower (including the Target, after giving effect to the Acquisition Transaction) and Guarantors and certificates of status (including certified copies of the governing documents) with respect to each of Borrower and Guarantors issued by the jurisdictions of organizations of each of them.

(d) The Acquisition Transaction shall have been approved by the Target’s and MergerCo’s board of directors and shareholders, as required pursuant to Delaware law. The closing and funding of the Facilities shall have been approved by board of directors of MergerCo, Parent and, immediately after giving effect to the Acquisition Transaction, the Target and its subsidiaries.

(e) The Administrative Agent shall have received certification on behalf of the Borrower of the solvency of the Borrower and the Guarantors on a consolidated basis after giving effect to the consummation of the Acquisition Transaction from a responsible officer of the Borrower.

(f) The Acquisition Transaction shall be completed (such condition to be satisfied by receipt by Administrative Agent of the file stamped certificate of merger evidencing the effectiveness of the merger of the Target with and into MergerCo certified by the Secretary of State of the State of Delaware) in accordance with the terms and conditions of the Agreement and Plan of Merger dated as of the date hereof by and among Parent, MergerCo, and the Target (as such agreement is in effect on the date hereof or modified in accordance herewith, the “Merger Agreement”), and no covenants, conditions or other terms of the Merger Agreement (as such agreement is in effect on the date hereof) shall have been waived, modified or amended other than with the consent of the Administrative Agent or other than waivers, modifications, or amendments, which would not be (individually or in the aggregate) materially adverse to the interests of the Lenders. Administrative Agent acknowledges that it has reviewed the Merger Agreement (as in effect on the date hereof) and finds the Merger Agreement (as in effect on the date hereof) acceptable.

(g) On the closing date, both before and immediately after giving effect to the funding of the Term Loan (i) no event of default or unmatured event of default shall have occurred under the Credit Agreement (other than an event of default or unmatured event of default resulting from a breach of any representation or warranty contained in the Credit Facilities Documentation that is not a Material Representation) and (ii) the accuracy in all material respects of the Material Representations. For purposes hereof, “Material Representation” shall mean (i) the representations and warranties made by the Target in the Merger Agreement, but only if Sponsor, Parent or MergerCo have a right not to consummate the transactions contemplated by the Merger Agreement or to terminate their respective obligations under the Merger Agreement as a result of a breach of such representations and warranties, and (ii) the representations and warranties set forth in the Credit Facilities Documentation relating to organization, existence, power and authority, due authorization, execution, delivery, enforceability and non-contravention of the Credit Facilities Documentation with the Borrower’s or the Guarantors’ governing documents, applicable law, or any order, judgment, or decree of any court or other governmental authority binding on the Borrower, any other Guarantor or their respective subsidiaries, receipt of governmental approvals in connection with the Facilities, use of proceeds, solvency, Federal Reserve Bank margin regulations, the Investment Company Act and, subject to the following clause (h), the perfection of the security interests granted in the collateral as of the closing date.

(h) Preparation, execution and delivery of credit and security documentation customary for transactions of this type, which will reflect the terms set forth in this Summary of Terms and will be reasonably acceptable to the Administrative Agent, the Lenders and Borrower (the “Credit Facilities Documentation”); it being understood that, to the extent documentation and instruments required for perfection over any collateral is not provided on the closing date after use of commercially reasonable efforts to do so (other than (x) the delivery of Uniform Commercial Code financing statements, (y) the delivery (but not the filing) of intellectual property security agreements for intellectual property that is registered as of the closing date, and (z) the delivery of stock certificates), the providing of such documents and instruments shall not constitute a condition precedent to the availability of the Facilities on the closing date but shall be required to be provided after the closing date pursuant to arrangements to be mutually agreed (or as set forth in the Security Section of this Summary of Terms).

(i) Listing of the Administrative Agent as an additional insured, as lender’s loss payee and/or mortgagee, as appropriate, with respect to those insurance policies customary for transactions of this type and reasonably requested by the Administrative Agent.

(j) Receipt of the other customary closing documentation, including the legal opinions of the Borrower’s counsel reasonably acceptable to the Administrative Agent.

(k) Repayment and cancellation of the Target’s existing credit facilities and delivery of payoff letters in form and substance reasonably acceptable to the Administrative Agent.

(l) Payment of all fees owing to the Administrative Agent and the Lenders pursuant to the terms of the Commitment Letter, the Fee Letter and the Expense Reimbursement Letter (it being understood and agreed that any such amounts outstanding on the closing date may, at Sponsor’s election, be netted out of the funding proceeds for the Facilities).

(m) No Closing Date Material Adverse Effect shall have occurred. “Closing Date Material Adverse Effect”, for purposes of the Commitment Letter, this Term Sheet and the initial borrowing under the Facilities on the closing date, shall mean a “Material Adverse Effect” as defined in the Merger Agreement (as in effect on the date hereof).

(n) Corporate and capital structure of Parent and its subsidiaries reasonably satisfactory to the Administrative Agent in all material respects (it being understood that any preferred equity being issued will not be redeemable, or otherwise require any cash payments (including in respect of a default thereunder), prior to the 180th day following the maturity of the Facilities and shall otherwise be on terms reasonably acceptable to the Administrative Agent in all material respects), including, without limitation: (i) minimum preferred and common equity contributions of not less than $85,000,000 from the Sponsor and its Controlled Investment Affiliates in cash, and not less than $51,000,000 from existing shareholders of Target who are rolling over their investment in Target into Parent, and (ii) an aggregate unsecured subordinated debt contribution of not less than $49,000,000, but not greater than $51,000,000 (the “Required Mezzanine Debt”) from a third party institutional mezzanine lender reasonably acceptable to the Administrative Agent, which such subordinated debt shall be issued by the Borrower on such terms and conditions (including, without limitation, subordination terms) customary for transactions of this type and otherwise reasonably acceptable to the Administrative Agent in all material respects. Administrative Agent acknowledges that it has reviewed the term sheet and commitment letter regarding the Required Mezzanine Debt dated as of the date hereof and finds the identity of such lender acceptable and the terms described therein are acceptable.

(o) Receipt of commitments to purchase no less than $80,000,000 of the Facilities from other financial institutions (the “Additional Commitments”) acceptable to the Administrative Agent and the funding of such commitments on the closing date; provided, that, in the event the Borrowers have failed to obtain Additional Commitments, the condition set forth in this clause (o) may be satisfied with a commitment from the Sponsor to provide additional cash equity (in addition to the cash equity requirement set forth in clause (n) above), on terms and conditions reasonably satisfactory to the Administrative Agent, in an aggregate amount not less than $80,000,000 minus the Additional Commitments, and the funding of such equity commitment on the closing date.

(p) Adjusted EBITDA (as such term is defined below), for the trailing twelve month period ending immediately prior to closing for which quarterly financial statements of the Target are available (provided that at least 45 days have passed since the end of such quarter), shall be at least $38,200,000. Adjusted EBITDA shall mean EBITDA of the Target and its subsidiaries taking into account, without duplication, (i) the pro forma adjustments set forth in the Ernst & Young quality of earnings report dated as of July 17, 2009 (the “E&Y Report”) for quarters ended prior to October 1, 2009, as provided to the Administrative Agent, (ii) the pro forma adjustments permitted under Regulation S-X, (iii) other pro forma adjustments agreed upon by Borrower and Administrative Agent prior to the date hereof, including, without limitation, as agreed upon, an addback in the amount of $2,600,000 representing 1% of the Cost of Goods Sold of the HIV business, (iv) the pro forma adjustments set forth in the roll forward of the E&Y Report for quarter ended September 30, 2009, as provided to the Administrative Agent and (v) the pro forma adjustments for periods occurring after September 30, 2009 substantially consistent with the categories of adjustments and calculated using the methodology set forth in the most recent roll forward of the E&Y Report received by the Administrative Agent with respect to the most recent quarter then ended (provided, that, in the event the Facilities close more than 60 days following December 31, 2009, there shall have been delivered to Administrative Agent a roll forward of the E&Y Report for quarter ended December 31, 2009).

(q) The multiple of total indebtedness of Borrower and its subsidiaries on a consolidated basis (including the Facilities and the Required Mezzanine Debt and after giving effect thereto) to Adjusted EBITDA for the trailing twelve month period ending immediate prior to closing for which quarterly financial statements of the Target are available shall be no greater than 3.90x, as of the closing and after giving effect thereto.

(r) The multiple of total indebtedness of the Borrower and its subsidiaries (as calculated in clause (q) above) minus subordinated indebtedness of the Borrower and its subsidiaries to Adjusted EBITDA for the trailing twelve month period ending immediate prior to closing for which quarterly financial statements of the Target are available shall be no greater than 2.5x, as of the closing and after giving effect thereto.

(s) The Administrative Agent shall have received from the Sponsor in immediately available funds an amount equal to $5,000,000 (the “Sponsor Escrow Proceeds”), such amount to be held by the Administrative Agent in an interest bearing escrow account until the earlier to occur of (i) application thereof by the Administrative Agent in payment of the Sponsor Escrow Prepayment, if any, and (ii) the date on which it is determined by the Administrative Agent and the Borrower that no Sponsor Escrow Prepayment is required to be made.

(t) the closing date shall have occurred no later than February 18, 2010 (the “Termination Date”), provided, however, that the Termination Date shall be extended to April 1, 2010 solely in the event that, prior to February 18, 2010, each of the following shall have occurred: (i) it shall have been determined by the Sponsor, Target or the SEC pursuant to the Exchange Act, that the Acquisition Transaction is subject to Rule 13e-3 under the Exchange Act; (ii) a Schedule 13e-3 shall have been filed with the SEC in connection with the Acquisition Transaction; (iii) the SEC shall have notified MergerCo and/or the Target that the SEC has elected to review the Proxy Statement (as defined in the Merger Agreement); and (iv) the Sponsor shall have provided evidence reasonably satisfactory to the Administrative Agent of the satisfaction of the foregoing clauses (i), (ii) and (iii).

Representations & Warranties:	In respect of periods subsequent to the closing date, those customary for similar credit facilities (in each case, subject to customary materiality qualifiers, monetary baskets and other carve-outs to be agreed upon), including, but not limited to, organization and qualification, corporate and governmental authority and approval, enforceability, financial reporting, no material adverse change (or, on the closing date, no Closing Date Material Adverse Effect), compliance with laws and agreements, no material litigation, payment of taxes, full disclosure, environmental and ERISA matters, title to properties, affiliate transactions, solvency and absence of default.

Financial Covenants:	Shall consist of the following financial covenants which shall be measured on a consolidated basis in accordance with GAAP for the Borrower and its subsidiaries as of the last day of each fiscal quarter ending after the closing date:

Maximum Total Leverage Ratio, of a to-be-determined ratio declining to a to-be-determined ratio during the term of the Facilities with step downs in accordance with projections to be agreed upon by the Borrower and the Administrative Agent, defined as the ratio of Total Funded Debt as of the end of the most recent fiscal quarter, to EBITDA for the most recently ended four (4) fiscal quarters. Total Funded Debt is defined as all indebtedness for borrowed money and guaranties of the same.

Maximum Senior Leverage Ratio, of a to-be-determined ratio declining to a to-be-determined ratio during the term of the Facilities with step downs in accordance with projections to be agreed upon by the Borrower and the Administrative Agent, defined as the ratio of Senior Funded Debt as of the end of the most recent fiscal quarter, to EBITDA for the most recently ended four (4) fiscal quarters. Senior Funded Debt is defined as all indebtedness for borrowed money and guaranties of the same, excluding indebtedness subordinated to the Facilities on terms acceptable to the Administrative Agent.

Fixed Charge Coverage Ratio of not less than a to-be-determined ratio, defined as the ratio of, in each case as determined for the most recently ended four (4) fiscal quarters (or if less, the period commencing at closing and ending as of the last day of the most recently ended fiscal quarter), (a) EBITDA less the sum of (i) unfinanced capital expenditures, (ii) management fees paid in cash, and (iii) cash taxes, to (b) the sum of (i) principal payments paid or required to be paid in cash and (ii) cash interest expense.

Maximum Capital Expenditures of a to-be-determined amount per annum, provided that up to fifty percent (50%) of unused capital expenditures capacity may be carried over to the following fiscal year.

EBITDA is defined as the sum of net income, taxes, interest expense, depreciation and amortization, plus: (i) plug numbers for period prior to close reflecting adjustments to historical pre-closing numbers set forth in the definition of Adjusted EBITDA as reasonably agreed to by the Administrative Agent and Borrower, (ii) customary normalizing adjustments for non-operational charges and expenses (including, without limitation, management fees and reimbursements, expenses related to the Acquisition Transaction, permitted acquisitions (whether or not consummated), the Facilities and the Required Mezzanine Debt), in each case, as reasonably agreed upon by Administrative Agent and Borrower (iii) GAAP accounting adjustments (including, without limitation, purchase accounting adjustments), as reasonably agreed upon by Administrative Agent and Borrower, and (iv) adjustments and other items to be reasonably agreed upon by the Administrative Agent, in each case during all relevant periods.

Other Covenants:	Those customary for similar credit facilities (subject in each case to customary materiality qualifiers, monetary baskets, cure periods and other exceptions to be agreed upon), including, but not limited to:

(a) Prohibition on the pledging of property or assets to secure indebtedness with the exception of acceptable existing liens and an agreed-upon permitted liens.

(b) Limitations on additional indebtedness, dividends and stock repurchases, management fees, restrictions on subsidiaries’ ability to pay dividends, mergers and acquisitions (subject to a permitted acquisition basket to be agreed upon in the Credit Facilities Documentation), asset sales, investments, loans, advances, guarantees, liens, capital leases, affiliate transactions, use of proceeds, and change in the nature of business.

(c) Compliance with laws, including environmental and ERISA.

(d) Preservation and maintenance of existence.

(e) Payment of taxes.

(f) Maintenance of property and insurance.

(g) Borrower may pay to Sponsor management fees not to exceed $1,250,000 for each fiscal year. Management fees shall not be paid should a default or event of default be occurring, or in the event that such payment would immediately thereafter create a default or event of default; provided, however, that such blocked management fees may accrue (at the non-default rate) and be paid upon the cure or waiver of such default or event of default. The payment of all management fees payable to the Sponsor by the Borrower or any Guarantor shall be subordinated to the obligations under the Credit Facilities Documentation pursuant to a subordination agreement in form and substance customary for transactions of this type or otherwise reasonably satisfactory to the Administrative Agent and Sponsor. The Borrower shall also be permitted to pay additional management fees as set forth in the management agreement in connection with any permitted acquisition, indebtedness raise or any equity issuance, in each instance, on terms and conditions reasonably acceptable to the Administrative Agent and, in the case of any indebtedness raise or equity issuance, solely to the extent paid such fees are paid with the proceeds received in connection with such equity or debt raise.

(h) The Borrower shall, during the term of the Facilities, maintain all operating accounts at either (x) the Administrative Agent or (y) financial institutions reasonably acceptable to the Administrative Agent that have delivered deposit account control agreements for all such deposit accounts that are in form and substance reasonably acceptable to the Administrative Agent. All accounts of the Borrower and its Subsidiaries shall be subject to a deposit account control agreement reasonably acceptable to the Administrative Agent (other than payroll accounts and other accounts to be reasonably and mutually agreed upon).

(i) No later than ninety (90) days following the closing date, the Borrower shall enter into one or more interest rate hedging arrangements with a lender or an affiliate of a lender and on terms reasonably acceptable to the Administrative Agent with respect to at least fifty (50%) of the Term Loan which shall provide coverage for a minimum of three (3) years after closing.

Reporting Requirements:	Reporting requirements, for periods following the closing date (but, with respect to financial reporting, including the month during with the closing occurs), customary for transactions of this type, including but not be limited to, the following:

(a) Annual audited consolidated financial statements for the Parent, the Borrower and their respective subsidiaries within 120 days of fiscal year end starting with the first full fiscal year ended following the closing date and 150 days if the first fiscal year ended following the closing date is a partial one.

(b) Quarterly (including the last quarter of each fiscal year) company-prepared consolidated and consolidating financial statements for the Parent, the Borrower and its subsidiaries within forty five (45) days of the last day of each fiscal quarter.

(c) Monthly (excluding the last month of each fiscal quarter) company-prepared consolidated and consolidating financial statements for the Parent, the Borrower and its subsidiaries within (x) forty five (45) days after the last day of each of the two fiscal months ending after the closing date and (y) thirty (30) days following the last day of each fiscal month ending thereafter.

(d) Quarterly covenant compliance certificates signed on behalf of the Borrower by the Borrower’s Chief Financial Officer within forty five (45) days of quarter end.

(e) A copy of the Borrower’s operating budget for the then current fiscal year no later than the end thirty days following the last day of the immediately preceding fiscal year.

(f) Notice of any material adverse change, litigation (subject to materiality thresholds to be agreed to in the Credit Facilities Documentation) or default upon obtaining knowledge of such litigation or default.

(g) Such other financial information with respect to the Borrower, its subsidiaries and any Guarantors as the Administrative Agent or any other Lender may reasonably request.

Events of Default:	Those customary for similar credit facilities (and subject in each case to materiality qualifiers, monetary baskets, cure periods and other exceptions to be agreed upon), including but not limited to, failure to pay any interest, principal or fees when due, failure to satisfy any covenant, untrue representations or warranties, impairment of liens, invalidity of any loan documents, default under other debt agreements, customary bankruptcy, change of control, material litigation, ERISA and judgment defaults.

Assignments & Participations:	Each Lender will be permitted to make assignments in minimum amounts of $3,000,000 (with respect to assignments under the Revolver) and $2,500,000 (with respect to assignments of Term Loan). Minimums do not apply to assignments to a Lender, an affiliate of a Lender or a related fund or to assignments by a Lender of all of its Loans and commitments, and minimums may be waived with consent of the Administrative Agent and (unless an event of default exists) the Borrower.

Consents of the Borrower and the Administrative Agent are required for each assignment, which consents shall not be unreasonably withheld or delayed, except that the Borrower’s consent shall not be required during an event of default or in the case of an assignment to a Lender, an affiliate of a Lender or a related fund. The Administrative Agent’s consent shall not be required (x) in the case of an assignment under the Revolver to a Lender with a Revolver commitment, an affiliate of such Lender or a related fund with respect to such Lender or (y) in the case of an assignment of Term Loans to a Lender, an affiliate of a Lender or a related fund. Borrower’s consent shall be required (and may be withheld in Borrower’s discretion notwithstanding the foregoing but subject to the following) with respect to an assignment to an entity whose principal business is in direct competition with the Borrower or its Subsidiaries (a “Competitor”) or, with respect to any Competitor, any other entity which directly or indirectly, is in control of, is controlled by, or is under common control with, such Competitor.

The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Facilities.

Required Lenders:	Lenders holding greater than 50% of the loan and other credit exposure under the Credit Facilities Documentation. Certain amendments and waivers (to be agreed to in the Credit Facilities Documentation) may require class votes or the consent of all Lenders.

Yield Maintenance and Contingencies:	Those customary for similar credit facilities to protect the Lenders in the event of LIBOR breakage, unavailability of funding, capital adequacy requirements, and increased costs (in each case, subject to customary tolling periods and mitigation requirements).

Expenses:	The Borrower shall pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Arranger incurred in connection with the negotiation, preparation, administration and syndication of the Facilities, and all due diligence related thereto, including without limitation, the reasonable and documented legal fees of one counsel to Arranger and the Administrative Agent plus, subject to the Borrower’s consent so long as no event of default exists (which such consent shall not be unreasonably conditioned, withheld or delayed), additional counsel in any relevant jurisdiction that Administrative Agent reasonably deems necessary. The Borrower shall also pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and Lenders, including without limitation their reasonable legal fees, incurred in connection with any Borrower default and the exercise of remedies, provided, that, with respect to any Borrower default and the exercise of remedies, the Borrower shall only be required to pay legal fees of one law firm on behalf of the Administrative Agent in each relevant jurisdiction and one law firm on behalf of all Lenders (other than Administrative Agent) incurred in connection such default and the exercise of remedies; provided, further, that, if the representation by one law firm on behalf of all Lenders (other than Agent) would be inappropriate due to the existence of an actual conflict between any Lender and any other Lender, then in addition to the forgoing, the Borrower shall be required to pay legal fees of one law firm on behalf of such conflicted Lender in addition to the forgoing.

Indemnification:	The Lenders will be indemnified against all losses, liabilities, claims, damages, or expenses relating to the Borrower’s use of loan proceeds or the commitments or environmental problems, including but not limited to reasonable attorneys’ fees.

Governing Law:	New York.

Counsel to the Arranger and Administrative Agent:	Katten Muchin Rosenman LLP.